EXHIBIT 23.1



              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

 We consent to the incorporation by reference in the Registration Statement on Form S-8, filed on or about September 14, 2001, and the Registration Statement on Form S-8 (File No. 33-55920), which is considered to be amended by the September 14, 2001 Registration Statement, both of which pertain to the Employee Stock Purchase Plan of Carrington Laboratories, Inc., of our report dated February 20, 2001, with respect to the consolidated financial statements and schedule of Carrington Laboratories, Inc. and subsidiaries included in their Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                         ERNST & YOUNG LLP


 Dallas, Texas
 September 13, 2001